Exhibit 99.1

              Intel Fourth-Quarter Revenue $9.7 Billion


    --  Operating Income $1.5 Billion

    --  EPS 26 Cents

    --  Record Microprocessor and Flash Unit Sales

    --  Record Mobile and Server Microprocessor Revenue


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 16, 2007--Intel
Corporation today announced fourth-quarter revenue of $9.7 billion, operating income of $1.5 billion, net income of $1.5 billion and earnings per share (EPS) of 26 cents. Excluding the effects of share-based compensation, the company posted operating income of $1.8 billion, net income of $1.7 billion and EPS of 30 cents.

    Fourth-quarter results included a gain from the sale of certain assets of the company's communications and application processor business to Marvell Technology Group partially offset by impairments, including an impairment for the related decision to place the company's Fab 23 facility in Colorado Springs, Colo., up for sale. The gain and impairments resulted in a net increase to EPS of approximately 2.5 cents. Fourth-quarter restructuring charges related to the company's structure and efficiency program were in line with the company's expectations and decreased EPS by approximately 1.5 cents.

    "Intel's product and technology leadership yielded a strong fourth quarter with higher selling prices and record unit shipments in the fastest growing segments of the market," said Intel President and CEO Paul Otellini.



   GAAP Results (including the effects of share-based compensation)
----------------------------------------------------------------------
                   Q4 2006           vs. Q4 2005     vs. Q3 2006
----------------------------------------------------------------------
Revenue            $9.7 billion      -5%             +11%
----------------------------------------------------------------------
Operating Income   $1.5 billion      -55%            +8%
----------------------------------------------------------------------
Net Income         $1.5 billion      -39%            +15%
----------------------------------------------------------------------
EPS                26 cents          -35%            +18%
----------------------------------------------------------------------
Note: GAAP results for 2005 do not include the effects of share-based compensation. Results for the third quarter of 2006 included the effects of gains and charges that resulted in a net increase to EPS of 1.5 cents. Results for the fourth quarter of 2006 included the effects of a gain as well as restructuring and asset impairment charges that resulted in a net increase to EPS of approximately 1 cent.
----------------------------------------------------------------------




 Non-GAAP Results (excluding the effects of share-based compensation)
----------------------------------------------------------------------
                   Q4 2006           vs. Q4 2005     vs. Q3 2006
----------------------------------------------------------------------
Operating Income   $1.8 billion      -45%            +7%
----------------------------------------------------------------------
Net Income         $1.7 billion      -29%            +12%
----------------------------------------------------------------------
EPS                30 cents          -25%            +11%
----------------------------------------------------------------------
Note: GAAP results for 2005 do not include the effects of share-based compensation. Results for the third quarter of 2006 included the effects of gains and charges that resulted in a net increase to EPS of 1.5 cents. Results for the fourth quarter of 2006 included the effects of a gain as well as restructuring and asset impairment charges that resulted in a net increase to EPS of approximately 1 cent.
----------------------------------------------------------------------


    For 2006, Intel achieved revenue of $35.4 billion, operating income of $5.7 billion, net income of $5 billion and EPS of 86 cents. Intel paid record cash dividends of $2.3 billion and used $4.6 billion to repurchase 226.6 million shares of common stock.



                   2006              2005            Change
----------------------------------------------------------------------
Revenue            $35.4 billion     $38.8 billion   -9%
----------------------------------------------------------------------
Operating Income   $5.7 billion      $12.1 billion   -53%
----------------------------------------------------------------------
Net Income         $5 billion        $8.7 billion    -42%
----------------------------------------------------------------------
EPS                86 cents          $1.40           -39%
----------------------------------------------------------------------


    Financial Review

    Fourth-quarter gross margin was 49.6 percent, as compared to 49.1 percent in the third quarter. Gross margin included the positive impact of higher microprocessor units and selling prices that were partially offset by higher factory underutilization charges along with flash memory write-downs and NAND start-up costs. The company used $150 million for share repurchases and announced the approval of a
12.5 percent increase in the quarterly cash dividend to 11.25 cents per share beginning with the dividend expected to be declared in the first quarter of 2007.

    Structure and Efficiency Review

    In September, the company announced decisions and targets resulting from a structure and efficiency analysis. The company ended 2006 with a workforce of 94,100 people, lower than 102,500 in the second quarter of 2006 and slightly below the target of 95,000 people. The company is on track to generate spending and manufacturing cost savings of approximately $2 billion in 2007 exclusive of restructuring costs.

    Key Product Trends (Sequential)

    -- Total microprocessor units set a record. The ASP was higher, driven primarily by a mix shift to leading-edge processors in all segments along with growth in mobile as a percentage of the PC microprocessor mix.

    --  Chipset units were flat.

    --  Motherboard units were lower.

    --  Flash memory units set a record.

    Fourth-Quarter Sales Patterns

    Revenue was higher in all regions and greater than the seasonal average in the Asia-Pacific and Americas regions.



                   Q4 2006           vs. Q4 2005     vs. Q3 2006
----------------------------------------------------------------------
Asia-Pacific       $4.9 billion      -5%             +13%
----------------------------------------------------------------------
Americas           $2 billion        +9%             +6%
----------------------------------------------------------------------
EMEA               $1.9 billion      -17%            +18%
----------------------------------------------------------------------
Japan              $936 million      -1%             +1%
----------------------------------------------------------------------


    Recent Events

    -- Intel completed the development of its next-generation 45nm process technology which is scheduled for production in the second half of 2007, ramping to three 300mm factories in 2008. Intel also produced samples of Penryn, the company's first 45nm processor, and booted the Windows Vista(1), Mac OS X(1), Windows XP(1) and Linux operating systems using first silicon.

    -- In the fourth quarter, new records were set for total microprocessor unit sales as well as server, mobile and flash unit sales. Server and mobile microprocessor revenue also exceeded previous records.

    -- The company shipped more than 70 million 65nm microprocessors during 2006 and ramped dual-core technology to greater than 50 percent of fourth-quarter shipments.

    -- Intel launched the industry's first quad-core microprocessors for volume servers and PCs, further extending the performance records established by the Intel(R) Core(TM) microarchitecture. The company is now shipping nine different quad-core processors for servers, workstations and PCs, including a new Intel(R) Core(TM)2 Quad processor for mainstream PCs.

    -- Since launch, Intel's dual- and quad-core processors based on the Intel Core microarchitecture have received more than 50 awards from publications and magazine editors worldwide.

    -- Apple(1) announced a new Apple TV product that uses a low-power Intel processor and chipset to help stream premium music, TV shows, movies and photos from personal computers to widescreen TVs. DirecTV introduced an HD-DVR player that allows music and pictures stored on Intel(R) Viiv(TM) brand PCs to be wirelessly transmitted to TVs.

    -- Intel demonstrated its first mobile WiMAX silicon which is being designed into solutions that will give future laptops and mobile devices broadband access over both WiFi and WiMAX networks, automatically seeking the best available connections.

    -- Intel began volume shipments of the industry's first 65nm NOR flash chips featuring multi-level cell technology that stores two bits of data in each transistor. The new flash chip provides cell phone designers with a gigabit of storage for data such as megapixel-quality photos and MPEG-4 video clips.

    Business Outlook and Risk Factors Regarding Forward-Looking
Statements

    The following expectations do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 15.

    Q1 2007 Outlook

    --  Revenue: Expected to be between $8.7 billion and $9.3 billion.

    --  Gross margin: 49 percent, plus or minus a couple of points.

    -- Spending (R&D plus MG&A): Between $2.6 billion and $2.7 billion. In addition, the company expects a first-quarter restructuring charge of approximately $50 million.

    --  Net gains from equity investments and interest and other:
        Approximately $130 million.

    --  Tax rate: Approximately 30 percent.

    --  Depreciation: Between $1.2 billion and $1.3 billion.

    2007 Outlook

    --  Gross margin: 50 percent, plus or minus a few points.

    --  R&D: Approximately $5.4 billion.

    --  MG&A: Approximately $5.3 billion.

    -- Capital spending: $5.5 billion plus or minus $200 million. The forecast includes significantly higher equipment spending for the ramp of Intel's next-generation 45nm process technology that will be more than offset by savings in a variety of areas.

    --  Tax rate: Approximately 30 percent.

    --  Depreciation: $4.8 billion plus or minus $100 million.

    The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors set forth below to be the important factors that could cause actual results to differ materially from the Corporation's published expectations:

    -- Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings, marketing programs and pricing pressures and Intel's response to such actions; Intel's ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel and competitors' products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

    -- The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits and impairments of long-lived assets.

    -- Intel is in the midst of a structure and efficiency program which is resulting in several actions that could have an impact on expected expense levels and gross margin.

    -- The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

    -- Dividend declarations and the dividend rate are at the discretion of Intel's board of directors, and plans for future dividends may be revised by the board. Intel's dividend and stock buyback programs could be affected by changes in its capital spending programs, changes in its cash flows and changes in the tax laws, as well as by the level and timing of acquisition and investment activity.

    -- Intel's results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

    -- Intel's results could be impacted by unexpected economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

    -- Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

    A more detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the report on Form 10-Q for the quarter ended Sept. 30.

    Status of Business Outlook

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on March 2 until publication of the company's first-quarter 2007 earnings release, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company.

    Earnings Webcast

    Intel will hold a public webcast at 2:30 p.m. PST today on its Investor Relations Web site at www.intc.com, with a replay available until Jan. 30.

    Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

    Intel, the Intel logo, Intel Core and Intel Viiv are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

    (1) Other names and brands may be claimed as the property of others.



                          INTEL CORPORATION
              CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                         Three Months Ended      Twelve Months Ended
                       ----------------------- -----------------------

                        Dec. 30,    Dec. 31,    Dec. 30,    Dec. 31,
                           2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
NET REVENUE                $9,694     $10,201     $35,382     $38,826
Cost of sales               4,884       3,901      17,164      15,777
                       ----------- ----------- ----------- -----------
GROSS MARGIN                4,810       6,300      18,218      23,049
                       ----------- ----------- ----------- -----------

Research and
 development                1,426       1,362       5,873       5,145
Marketing, general and
 administrative             1,434       1,606       6,096       5,688
Restructuring and asset
 impairment                   457           -         555           -
Amortization of
 acquisition-related
 intangibles and costs          5          23          42         126
                       ----------- ----------- ----------- -----------
OPERATING EXPENSES          3,322       2,991      12,566      10,959
                       ----------- ----------- ----------- -----------
OPERATING INCOME            1,488       3,309       5,652      12,090
Gains (losses) on
 equity securities, net         7         (25)        214         (45)
Interest and other, net       632         178       1,202         565
                       ----------- ----------- ----------- -----------
INCOME BEFORE TAXES         2,127       3,462       7,068      12,610
Income taxes                  626       1,009       2,024       3,946
                       ----------- ----------- ----------- -----------
NET INCOME                 $1,501      $2,453      $5,044      $8,664
                       =========== =========== =========== ===========

BASIC EARNINGS PER
 SHARE                      $0.26       $0.41       $0.87       $1.42
                       =========== =========== =========== ===========
DILUTED EARNINGS PER
 SHARE                      $0.26       $0.40       $0.86       $1.40
                       =========== =========== =========== ===========

COMMON SHARES
 OUTSTANDING                5,764       6,008       5,797       6,106
COMMON SHARES ASSUMING
 DILUTION                   5,867       6,081       5,880       6,178




                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)


                                 Dec. 30,     Sept. 30,    Dec. 31,
                                    2006         2006         2005
                                ------------ ------------ ------------
CURRENT ASSETS
Cash and short-term investments      $8,868       $7,123      $11,314
Trading assets                        1,134        1,096        1,458
Accounts receivable                   2,709        3,358        3,914
Inventories:
  Raw materials                         608          535          409
  Work in process                     2,044        2,265        1,662
  Finished goods                      1,662        1,677        1,055
                                ------------ ------------ ------------
                                      4,314        4,477        3,126
Deferred taxes and other current
 assets                               1,255        1,550        1,382
                                ------------ ------------ ------------
  TOTAL CURRENT ASSETS               18,280       17,604       21,194

Property, plant and equipment,
 net                                 17,602       18,038       17,111
Marketable strategic equity
 securities                             398          388          537
Other long-term investments           4,023        3,085        4,135
Goodwill                              3,861        3,861        3,873
Other long-term assets                4,204        3,879        1,464
                                ------------ ------------ ------------

  TOTAL ASSETS                      $48,368      $46,855      $48,314
                                ============ ============ ============

CURRENT LIABILITIES
Short-term debt                        $180         $196         $313
Accounts payable and accrued
 liabilities                          5,938        6,880        6,329
Deferred income on shipments to
 distributors                           599          603          632
Income taxes payable                  1,797        1,378        1,960
                                ------------ ------------ ------------
  TOTAL CURRENT LIABILITIES           8,514        9,057        9,234

Long-term debt                        1,848        2,060        2,106
Deferred tax liabilities                265          375          703
Other long-term liabilities             989          346           89
Stockholders' equity                 36,752       35,017       36,182
                                ------------ ------------ ------------

  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY             $48,368      $46,855      $48,314
                                ============ ============ ============




                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                     Q4 2006     Q3 2006     Q4 2005
                                   ----------- ----------- -----------
GEOGRAPHIC REVENUE:
  Asia-Pacific                         $4,855      $4,314      $5,132
                                           50%         49%         50%
  Americas                             $2,003      $1,891      $1,836
                                           21%         22%         18%
  Europe                               $1,900      $1,611      $2,288
                                           19%         18%         23%
  Japan                                  $936        $923        $945
                                           10%         11%          9%

CASH INVESTMENTS:
Cash and short-term investments        $8,868      $7,123     $11,314
Trading assets - fixed income (1)         684         677       1,095
                                   ----------- ----------- -----------
Total cash investments                 $9,552      $7,800     $12,409

STRATEGIC EQUITY INVESTMENTS
Marketable strategic equity
 securities                              $398        $388        $537
Other strategic investments             2,794       2,593         598
                                   ----------- ----------- -----------
Total strategic equity investments     $3,192      $2,981      $1,135

TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation
 (2)                                     $450        $419        $363
Total trading assets - sum of 1+2      $1,134      $1,096      $1,458

SELECTED CASH FLOW INFORMATION:
Depreciation                           $1,166      $1,193      $1,050
Share-based compensation                 $334        $335           -
Amortization of intangibles and
 other acquisition-related costs          $61         $63         $58
Capital spending                      ($1,103)    ($1,167)    ($1,359)
Stock repurchase program                ($150)      ($500)    ($3,137)
Proceeds from sales of shares to
 employees, tax benefit & other          $291        $281        $144
Dividends paid                          ($576)      ($577)      ($482)
Net cash received(used) for
 divestitures/acquisitions               $600        $152        ($88)

EARNINGS PER SHARE INFORMATION:
Average common shares outstanding       5,764       5,769       6,008
Dilutive effect of employee equity
 incentive plans                           52          12          64
Dilutive effect of convertible debt        51          51           9
                                   ----------- ----------- -----------
Common shares assuming dilution         5,867       5,832       6,081

STOCK BUYBACK:
Shares repurchased                        7.2        26.6       118.0
Cumulative shares repurchased         2,831.5     2,824.3     2,604.9
Remaining dollars authorized for
 buyback (in billions)                  $17.3       $17.4         N/A

OTHER INFORMATION:
Employees (in thousands)                 94.1        99.9        99.9




                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                           ($ in millions)

                               Three Months Ended  Twelve Months Ended
                               ------------------- -------------------
OPERATING SEGMENT INFORMATION:  Q4 2006   Q4 2005   Q4 2006   Q4 2005
---------------------------------------- --------- --------- ---------
Digital Enterprise Group
   Microprocessor revenue         3,855     4,929    14,606    19,412
   Chipset, motherboard and
    other revenue                 1,307     1,476     5,270     5,725
   Net revenue                    5,162     6,405    19,876    25,137
   Operating income               1,105     2,448     4,267     9,020

---------------------------------------- --------- --------- ---------
Mobility Group
   Microprocessor revenue         2,668     2,400     9,212     8,704
   Chipset and other revenue        925       705     3,097     2,427
   Net revenue                    3,593     3,105    12,309    11,131
   Operating income               1,630     1,548     4,993     5,334

---------------------------------------- --------- --------- ---------
Flash Memory Group
   Net revenue                      576       600     2,163     2,278
   Operating loss                  (186)      (12)     (555)     (154)

---------------------------------------- --------- --------- ---------
All Other
   Net revenue                      363        91     1,034       280
   Operating loss                (1,061)     (675)   (3,053)   (2,110)

---------------------------------------- --------- --------- ---------
Total
   Net revenue                    9,694    10,201    35,382    38,826
   Operating income               1,488     3,309     5,652    12,090

---------------------------------------- --------- --------- ---------

   The company's operating segments currently include the Digital
    Enterprise Group, the Mobility Group, the Flash Memory Group, the Digital Home Group, the Digital Health Group, and the Channel Platforms Group. The prior period amounts have been adjusted retrospectively to reflect reorganizations.

   The company reports the financial results of the following operating segments:
   -- Digital Enterprise Group - includes microprocessors and related chipsets and motherboards designed for the desktop and enterprise computing market segments; communications infrastructure components such as network processors, communications boards, and embedded processors; wired connectivity devices; and products for network and server storage.
   -- Mobility Group - includes microprocessors and related chipsets designed for the notebook computing market segment; and wireless connectivity products. The operating results associated with the divested assets of the communications and application processor business were included in the Mobility Group operating segment through the date of the divestiture.
   -- Flash Memory Group - includes NOR flash memory products designed for cellular phones and embedded form factors; and NAND flash memory products manufactured by IMFT that are designed for memory cards and digital audio players.

   The Flash Memory Group, Digital Home Group, Digital Health Group and Channel Platforms Group operating segments do not meet the quantitative thresholds for reportable segments as defined by SFAS No. 131. However, the Flash Memory Group is reported separately, as management believes that this information is useful to the reader. The Digital Home Group, Digital Health Group and Channel Platforms Group operating segments are included within the "all other" category.

   The company has sales and marketing, manufacturing, finance, and administration groups. Expenses of these groups are generally allocated to the operating segments and are included in the operating results reported above. Revenue for the "all other" category primarily relates to microprocessors and related chipsets sold by the Digital Home Group. In addition to the operating results for the Digital Home Group, Digital Health Group, and Channel Platforms Group operating segments, the "all other" category includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments; results of operations of seed businesses that support the company's initiatives; acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill; charges for purchased in-process research and development; share-based compensation charges; restructuring charges; and asset impairment charges.


    In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of SFAS No. 123R, "Share-based Payment" ("123R"). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

    For additional information regarding these non-GAAP financial measures, see the Form 8-K dated January 16, 2007 that Intel has filed with the Securities and Exchange Commission.



                          INTEL CORPORATION
       SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
       (In millions, except per-share amounts and percentages)

                                           Three Months Ended
                                   -----------------------------------

                                    Dec. 30,   Sept. 30,    Dec. 31,
                                       2006        2006        2005
                                   ----------- ----------- -----------
GAAP SPENDING                          $2,860      $2,814      $2,968
  Adjustment for share-based
   compensation                          (240)       (232)          -
                                   ----------- ----------- -----------
SPENDING EXCLUDING SHARE-BASED
 COMPENSATION(3)                       $2,620      $2,582      $2,968

GAAP OPERATING INCOME                  $1,488      $1,374      $3,309
  Adjustment for share-based
   compensation within:
    Cost of sales                          94         103           -
    Research and development              119         107           -
    Marketing, general and
     administrative                       121         125           -
                                   ----------- ----------- -----------
OPERATING INCOME EXCLUDING SHARE-
 BASED COMPENSATION(3)                 $1,822      $1,709      $3,309

GAAP NET INCOME                        $1,501      $1,301      $2,453
  Adjustment for share-based
   compensation within:
    Cost of sales                          94         103           -
    Research and development              119         107           -
    Marketing, general and
     administrative                       121         125           -
    Income taxes                          (98)        (87)          -
                                   ----------- ----------- -----------
NET INCOME EXCLUDING SHARE-BASED
 COMPENSATION(3)                       $1,737      $1,549      $2,453

GAAP DILUTED EARNINGS PER SHARE         $0.26       $0.22       $0.40
  Adjustment for share-based
   compensation                          0.04        0.05           -
                                   ----------- ----------- -----------
DILUTED EARNINGS PER SHARE
 EXCLUDING SHARE-BASED
 COMPENSATION(3)                        $0.30       $0.27       $0.40

GAAP COMMON SHARES ASSUMING
 DILUTION                               5,867       5,832       6,081
  Adjustment for share-based
   compensation                            (6)         12           -
                                   ----------- ----------- -----------
COMMON SHARES ASSUMING DILUTION
 EXCLUDING SHARE-BASED
 COMPENSATION(3)                        5,861       5,844       6,081

GAAP GROSS MARGIN PERCENTAGE             49.6%       49.1%       61.8%
  Adjustment for share-based
   compensation                           1.0%        1.2%          -
                                   ----------- ----------- -----------
GROSS MARGIN PERCENTAGE EXCLUDING
 SHARE-BASED COMPENSATION(3)             50.6%       50.3%       61.8%

(3) See Item 2.02 in the Form 8-K dated January 16, 2007 that Intel has filed with the Securities and Exchange Commission.




            SUPPLEMENTAL SHARE-BASED COMPENSATION OUTLOOK

                           Q1 2007 Forecast    2007 Full Year Forecast
                         --------------------- -----------------------
Gross margin impact        Approximately 1%       Approximately 1%
Research and development  Approximately $100M    Approximately $350M
 impact
Marketing, general and    Approximately $100M    Approximately $400M
 administrative impact